EXHIBIT 10.3

ESCROW CREDIT AGREEMENT

CCO SAFARI, LLC,
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent,

and

THE LENDERS PARTY HERTO

Dated as of September 12, 2014,

i

4.3.	No Legal Bar	18
4.4.	No Default	18
4.5.	Federal Regulations	18
4.6.	Investment Company Act; Other Regulations	18
4.7.	Use of Proceeds	18
4.8.	Solvency	18

	SECTION 5
	CONDITIONS PRECEDENT
5.1.	Conditions to the Closing Date	18

	SECTION 6
	AFFIRMATIVE COVENANTS
6.1.	Financial Statements	19
6.2.	Certificates; Other Information	20
6.3.	Payment of Obligations	20
6.4.	Maintenance of Existence; Compliance	20
6.5.	[Reserved]	20
6.6.	Inspection of Property; Books and Records; Discussions	20
6.7.	Notices	20

	SECTION 7
	NEGATIVE COVENANTS

	SECTION 8
	EVENTS OF DEFAULT
8.1.	Events of Default	21
8.2.	Application of Funds	23

	SECTION 9
	THE AGENTS
9.1.	Appointment	23
9.2.	Delegation of Duties	23
9.3.	Exculpatory Provisions	24
9.4.	Reliance by Administrative Agent	24
9.5.	Notice of Default	25
9.6.	Non-Reliance on Agents and Other Lenders	25

9.7.	Indemnification	25
9.8.	Agent in Its Individual Capacity	26
9.9.	Successor Administrative Agent	26
9.10.	Escrow Agent	26

	SECTION 10
	MISCELLANEOUS
10.1	Amendments and Waivers	26
10.2.	Notices	27
10.3.	No Waiver; Cumulative Remedies	29
10.4.	Survival of Representations and Warranties	29
10.5.	Payment of Expenses and Taxes	29
10.6.	Successors and Assigns; Participations and Assignments	30
10.7.	Adjustments; Setoff	33
10.8.	Counterparts	33
10.9.	Severability	33
10.10.	Integration	33
10.11.	Governing Law	34
10.12.	Submission to Jurisdiction; Waivers	34
10.13.	Acknowledgments	34
10.14.	No Recourse to Affiliates of the Borrower	34
10.15.	Confidentiality	35
10.16.	WAIVERS OF JURY TRIAL	35
10.17.	USA Patriot Act	35

SCHEDULES:
10.2        Notices for Administrative Agent
EXHIBITS:

A    Form of Assignment and Assumption
B    Form of Exemption Certificate

ESCROW CREDIT AGREEMENT, dated as of September 12, 2014, among CCO Safari, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with any successor, the “Administrative Agent”) and, solely for purposes of acknowledging the assumption by the Borrower of the Term G Loans (as defined below) by the Borrower, CHARTER COMMUNICATIONS OPERATING, LLC (“CCO”) and Bank of America, N.A., as administrative agent under the CCO Credit Agreement (as defined below).
W I T N E S S E T H :
WHEREAS, the Borrower is a wholly-owned subsidiary of Charter Communications Operating, LLC (“CCO”);
WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of April 11, 2012 (as amended, supplemented, modified or amended and restated from time to time, the “CCO Credit Agreement”), by and among CCO, Bank of America, N.A. and the other parties thereto, CCO has previously borrowed $3,500 million aggregate principal amount of Term G Loans; and
WHEREAS, pursuant to this Agreement, the Borrower has assumed all obligations of CCO with respect to the Term G Loans; and
NOW, THEREFORE, in consideration of the above, the parties hereby agree as follows:
SECTION 1

DEFINITIONS

1.1    Defined Terms.

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Acquisition”: as defined in the CCO Credit Agreement as in effect on the date hereof.
“Acquisition Agreement”: as defined in the CCO Credit Agreement as in effect on the date hereof and shall include any definitive acquisition agreement entered into pursuant to such Acquisition Agreement.
“Administrative Agent”: as defined in the preamble hereto.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agent Parties”: as defined in Section 10.2(c).
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Term G Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage to the ninth decimal) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: this Escrow Credit Agreement, as amended, supplemented or otherwise modified from time to time.
“Applicable Margin”: with respect to Term G Loans, the sum of (x) 3.50% and (y) the amount (expressed as a percentage), if any, by which 0.75% exceeds the Eurodollar Rate for the Term G Loans at such time; provided that in the event that any Incremental Term Loans under the CCO Credit Agreement or other Indebtedness secured by Liens ranking pari passu with the Liens securing the Obligations (as defined in the CCO Credit Agreement) are incurred for purposes of financing all or a portion of the consideration payable in connection with the Acquisition and which Incremental Term Loans or other Indebtedness has an Effective Yield is greater than the Effective Yield of the Term G Loans, the Applicable Margins with respect to the Term G Loans shall be increased to the extent necessary so that the Effective Yield of the Term G Loans is equal to the Effective Yield of such other Incremental Term Loans or other Indebtedness.
“Applicable Prepayment Price” means, with respect to any Term G Loan, (i) if the Acquisition Agreement has terminated without the consummation of the Acquisition, 99.5% of the principal amount of such Term G Loan and (ii) if clause (i) does not apply, 100% of the principal amount of such Term G Loan.
“Approved Fund”: as defined in Section 10.6.
“Assignee”: as defined in Section 10.6(b)(i).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.
“Benefited Lender”: as defined in Section 10.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“CCO”: as defined in the preamble hereto.
“CCO Administrative Agent”: Bank of America, N.A., in its capacity as administrative agent under the CCO Credit Agreement, together with its successors in such capacity.
“CCO Credit Agreement”: as defined in the preamble hereto.
“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date”: September 12, 2014.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to the Conduit Lender, and provided, further, that no Conduit Lender shall be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender.
“Contractual Obligation”: as to any Person, any provision of any debt or equity security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Effective Yield”: at any time, the effective yield for any type of Indebtedness as determined in good faith by the Borrower (which shall take into account the interest rate provisions applicable thereof (including margins and “floors”) and shall be deemed to include all upfront or similar fees or original issue discount payable by CCO or any of its Affiliates to lenders to whom such Indebtedness is syndicated (but excluding bona fide arranger fees and commitment fees) and, in the case of upfront fees and original issue discount, equated to interest margin based on an assumed four year weighted average life); provided that in the case of fixed rate Indebtedness, the “Effective Yield” of the Term G Loans and such fixed rate Indebtedness shall be based on the spread to mid-swaps on August 12, 2014 for a swap with a term of seven years (in the case of the Term G Loans) or the spread to mid-swaps on the date of incurrence of any such fixed rate Indebtedness for a  term equal to the term of such fixed rate Indebtedness (in the case of such fixed rate Indebtedness), respectively, with (i) such spread to mid-swaps for the Term G Loans being deemed to be 375 basis points and (ii) such spread to mid-swaps for any fixed rate Indebtedness being determined by the Administrative Agent in its sole discretion by subtracting the swap rate quoted by Reuters (or other publicly available service selected by the Administrative Agent in its sole discretion) at the closing of the Business Day of the issuance of such Indebtedness for the period described above  from the yield of such fixed rate Indebtedness at the time of issuance (taking into account issue price to investors, interest rate and payment dates in accordance with standard bond market convention).
“Escrow Account”: as defined in the Escrow Agreement.
“Escrow Agent”: U.S. Bank National Association, in its capacity as such together with its successors in such capacity pursuant to the Escrow Agreement.
“Escrow Agreement”: the Escrow Agreement, dated as of the date hereof, by and among, the Borrower, the Escrow Agent and the Administrative Agent.
“Escrow Assumption”: the Escrow Release Conditions (as defined in the Escrow Agreement) shall have been satisfied.
“Escrow End Date”: as defined in the Escrow Agreement.
“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, ten Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. For the avoidance of doubt, the Eurodollar Base Rate for any Interest Period shall be determined ten business days prior to the commencement of such Interest Period in accordance with the foregoing.
“Eurodollar Loans”: Term G Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
“Eurodollar Tranche”: the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.

“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1).
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: Generally accepted accounting principles in the United States of America.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantee Obligations”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) accrued expenses, (ii) any earnout or similar obligations so long as such obligations remain contingent and (iii) trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred equity interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.1(e) and (f) only, all obligations of such Person in respect of interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Interest Payment Date”: (a) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (b) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender, twelve months or one week thereafter, as selected by the Borrower in its notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if consented to by each Lender, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period that would extend beyond the Escrow End Date then in effect;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lenders”: as defined in the preamble hereto.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loan”: any Term G Loan outstanding under this Agreement.
“Loan Documents”: this Agreement, the Escrow Agreement, the Notes and any other agreements, documents or instruments to which the Borrower is party and which is designated as a Loan Document.
“Material Adverse Effect”: a material adverse effect on the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Non-Excluded Taxes”: as defined in Section 2.17(a).
“Non-U.S. Lender”: as defined in Section 2.17(d).
“Notes”: the collective reference to any promissory note evidencing Loans.
“Obligations”: means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant”: as defined in Section 10.6(c)(i).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Platform”: as defined in Section 6.1.
“Register”: as defined in Section 10.6(b)(iv).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term G Loans then outstanding.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, any of the chief financial officer, principal accounting officer, senior vice president - strategic planning, vice president - finance and corporate treasurer or any other financial officer of the Borrower.
“Secured Parties” means the Administrative Agent, each Lender and the Indemnitees.
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed or contingent, matured or unmatured, disputed or undisputed, or secured or unsecured.
“Term G Loan”: $3,500 million of Term G Loans outstanding on the Closing Date as the same may be increased or decreased in accordance with the terms hereof.
“Term G Maturity Date”: September 12, 2021.
“Transferee”: any Assignee or Participant.
“United States”: the United States of America.

1.2.    Other Definitional Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, equity interests, securities, revenues, accounts, leasehold interests, contract rights and any other “assets” as such term is defined under GAAP and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

AMOUNT AND TERMS OF LOANS

2.1.    Loans . Subject to the terms and conditions hereof, the Borrower hereby assumes all obligations of CCO with respect to each Term G Loan outstanding under the CCO Credit Agreement immediately prior to the effectiveness of this Agreement on the Closing Date (including with respect to all accrued interest and other amounts owing with respect to the Term G Loans under the CCO Credit Agreement) and each such Term G Loan shall remain outstanding under this Agreement as a Term G Loan and each Lender under the CCO Credit Agreement, CCO and the CCO Administrative Agent hereby agree that all such obligations shall not be deemed to be outstanding under the CCO Credit Agreement for any purpose upon the effectiveness of this Agreement. Term G Loans that were Eurodollar Loans of a particular Eurodollar Tranche under the CCO Credit Agreement immediately prior to the Closing Date shall initially be Eurodollar Loans of a Eurodollar Tranche under this Agreement with an initial Interest Period equal to the then remaining Interest Period for such Eurodollar Tranche under this Agreement (and with the same Eurodollar Rate). The Term G Loans may from time to time be Eurodollar Loans with Interest Periods as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.10.

2.2.    [Reserved].

2.3.    Repayment of Loans.

(a)    The Term G Loans of each Lender shall mature in installments following the Closing Date (each due on the last day of each calendar quarter, except for the last such installment), commencing on the earlier (x) termination of the Acquisition Agreement and (y) the closing of the Acquisition, each of which shall be in an amount equal to (i) in the case of all such installments due prior to the Term G Maturity Date, 0.25% of the principal amount of the Term G Loan on the Closing Date (as the same may be adjusted pursuant to Section 2.8) and (ii) in the case of the last such installment (which shall be due on the Term G Maturity Date), the remaining principal balance of such Term G Loan outstanding on such date.

(b)    If an Escrow Assumption occurs, all Term G Loans and all accrued interest thereon shall no longer be deemed to be outstanding under this Agreement but shall thereafter be outstanding under the CCO Credit Agreement.

2.4.    [Reserved].

2.5.    [Reserved].

2.6.    [Reserved].

2.7.    [Reserved].
2.8.    Optional Prepayments. The Borrower may at any time and from time to time prepay the Term G Loans, in whole or in part, at the Applicable Prepayment Price thereof, upon notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term G Loans pursuant to this Section 2.8 shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities (including under this Agreement) or incurrence of other Indebtedness or other event), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Any prepayment of Loans pursuant to this Section 2.8 shall be applied to the Term G Loans of each Lender on a pro rata basis in accordance with the respective amounts of such Term G Loans held by each such Lender and to scheduled amortization thereof as directed by the Borrower. If requested by the Borrower, the Administrative Agent shall deliver the notice to the Escrow Agent contemplated by Section 3(d) of the Escrow Agreement in connection therewith with respect to an amount of funds sufficient to fund such prepayment.

2.9.    Mandatory Prepayments.

In the event that the proceeds from the Escrow Account are distributed to the Administrative Agent pursuant to Section 3(b) or 3(c) of the Escrow Agreement, the Loans and all accrued interest thereon shall be immediately due and payable and the Administrative Agent, on behalf of the Borrower, shall apply all funds so received from the Escrow Account to repay in full all outstanding Loans at the Applicable Prepayment Price and accrued interest thereon and other Obligations (other than contingent indemnification Obligations) and, to the extent there are any remaining amounts after payment in full of all such Obligations, shall promptly remit such remaining amounts to the Borrower. To the extent that the amount received by the Administrative Agent from the Escrow Agent is insufficient to pay all Obligations then outstanding, the Borrower shall remain liable for any deficiency.
2.10.    Continuation Options.

(a)    Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent at least eleven Business Days prior to the expiration of the then current Interest Period, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that if the Borrower shall fail to give any required notice as described above in this paragraph, the relevant Eurodollar Loans shall be automatically converted to Eurodollar Loans having a one-month Interest Period on the last day of the then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11.    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all Loans hereunder shall at all times be part of the same Eurodollar Tranche.

2.12.    Interest Rates and Payment Dates.

(a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)    [Reserved].

(c)    (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).

(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13.    Computation of Interest and Fees.

(a)    Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14.    Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Eurodollar Rate for such Interest Period (and any subsequent Interest Period until such notice is withdrawn by the Administrative Agent) shall be the same as the Eurodollar Rate for the most recently ended Interest Period and the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.

2.15.    Pro Rata Treatment and Payments.

(a)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due and payable by the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iii) third, towards the payment of all other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amount of such amounts then due to such parties. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(b)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative in accordance with banking industry on interbank compensation, plus administrative, processing or similar fees customarily charged by the Administrative Agent. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(c)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Section 5.1 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Amounts repaid or prepaid on account of the Loans may not be reborrowed.

2.16.    Requirements of Law.

(a)    If any Change in Law:

(i)shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that any Change in Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender therewith shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17.    Taxes.

(a)    All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit B and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously deliv-

ered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). The inability of a Non-U.S. Lender (or a Transferee) to deliver any form pursuant to this Section 2.17(d) as a result of a change in law after the date such Lender (or a Transferee) becomes a Lender (or a Transferee) hereunder or as a result of a change in circumstances of the Borrower or the use of proceeds of such Lender’s (or Transferee’s) Loans shall not constitute a failure to comply with this Section 2.17(d) and accordingly the indemnities to which such Person is entitled pursuant to this Section 2.17 shall not be affected as a result of such inability. If a Lender (or Transferee) as to which the preceding sentence does not apply is unable to deliver any form pursuant to this Section 2.17(d), the sole consequence of such failure to deliver as a result of such inability shall be that the indemnity described in Section 2.17(a) hereof for any Non-Excluded Taxes shall not be available to such Lender or Transferee with respect to the period that would otherwise be covered by such form.

(e)A Lender that is entitled to an exemption from non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.17(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue.

(g)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18.    Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market; provided that such calculation may not take into account any Eurodollar “floor”. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

2.20.    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a) or (b) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 which has eliminated the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Loan Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of Section 10.1, the Borrower shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent (if such replacement financial institution was not already a Lender), so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to the Non-Consenting Lender pursuant to the Loan Documents on or prior to the date of replacement, (iii) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (iv) the Borrower shall be liable to the Non-Consenting Lender under Section 2.18 if any Eurodollar Loan owing to the Non-Consenting

Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6(c) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Section 2.16, 2.17 or 2.18, as the case may be, (vii) the Borrower provides at least three Business Days’ prior notice to the Non-Consenting Lender, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20, the Borrower may, upon two Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender.

2.21.    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.7 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation (if any) to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.7.

SECTION 3

[RESERVED]

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
4.1.    Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (b), (c) and (d), except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2.    Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than those that have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.3.    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, and the use of the proceeds of the Term G Loans, will not violate any material Requirement of Law or any material Contractual Obligation of the Borrower or any of its parent companies and will not result in, or require, the creation or imposition of any lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Escrow Agreement).

4.4.    No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.5.    Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

4.6.    Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.7.    Use of Proceeds. The proceeds of the Term G Loans, if released to the Borrower in accordance with the Escrow Agreement, shall be distributed to CCO and used to fund a portion of the costs in connection with the Acquisition.

4.8.    Solvency. The Borrower is, and after giving effect to the financing transactions referred to herein will be and will continue to be, Solvent.

SECTION 5

CONDITIONS PRECEDENT

5.1.    Conditions to the Closing Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)Agreement. The Administrative Agent shall have received executed counterparts to this Agreement from the Borrower and each holder of the Term G Loans.

(b)Legal Opinions. The Administrative Agent shall have received the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c)The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower stating that:

(i)    Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for any representation and warranty that is made as of a specified earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(ii)    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agree that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall:
6.1.    Financial Statements. Furnish to the Lenders through the Administrative Agent (including by means of IntraLinks or any similar posting) copies of all notices provided by CCO to the Lenders with Term Loans under the CCO Credit Agreement. Documents required to be delivered pursuant to Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s (or one of its Affiliate’s) website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or filed with the SEC on Form 10-K or 10-Q, as applicable; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, provided, however, that to the extent such Borrower Materials constitute non-public information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.2.    Certificates; Other Information. Furnish to the Lenders through the Administrative Agent (including by means of IntraLinks or any similar posting) (or, in the case of clause (a) below, to the relevant Lender):

(a)promptly, such additional financial and other information (including financial information with respect to the Borrower and its Subsidiaries) as any Lender may from time to time reasonably request; and

(b)following a request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act (as hereinafter defined).

6.3.     Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where failure to do so could not reasonably be expected to have a Material Adverse Effect or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings.

6.4.    Maintenance of Existence; Compliance. (a) Preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5.    [Reserved].

6.6.    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower.

6.7.    Notices. Promptly give notice to the Lenders through the Administrative Agent (including by means of IntraLinks or any similar posting) of:

(a)the occurrence of any Default or Event of Default;

(b)any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower and any Governmental Authority, that, in either case, could reasonably be expected to have a Material Adverse Effect;

(c)any determination by the Borrower to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), and promptly thereafter, the Borrower shall deliver a duly completed copy of IRS Form 8886 or any successor form to the Administrative Agent; and

(d)any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.
SECTION 7
NEGATIVE COVENANTS

For so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not engage in any material activities other than performing its obligations under the Loan Documents, issuing other indebtedness pursuant to escrow arrangements similar to those set forth in the Loan Documents, maintaining its existence and other activities reasonably related thereto.
SECTION 8
EVENTS OF DEFAULT

8.1.    Events of Default. If any of the following events shall occur and be continuing:

(a)the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)the Borrower default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) or Section 6.7(a) or Section 7 of this Agreement; or

(d)the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)the Borrower shall (i) default in making any payment of any principal of any Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such

Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that, (x) a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to such Indebtedness the outstanding aggregate principal amount of which exceeds $25,000,000 and (y) for the avoidance of doubt, a requirement to make a mandatory redemption or repayment of Indebtedness solely from amounts on deposit with a third party escrow agent shall not be an Event of Default hereunder so long as such amounts are actually applied to prepay such Indebtedness as and when required thereby; or

(f)the Loans (as defined in the CCO Credit Agreement) shall have been accelerated and the Commitments (as defined in the CCO Credit Agreement) shall have been terminated, in each case, pursuant to Section 8 of the CCO Credit Agreement; or

(g) (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any part of its assets or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has not declined coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)(i) the Escrow Agreement shall cease, for any reason (other than the gross negligence or willful misconduct of the Administrative Agent), to be in full force and effect, or the Borrower shall assert, or (ii) any Lien created by the Escrow Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to the Escrow Account (other than in connection with releases in accordance with the terms of the Escrow Agreement) or the Borrower or any Affiliate of the Borrower shall so assert; or

(j)the Borrower ceases for any reason to be a direct or indirect wholly-owned subsidiary of CCO; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
8.2.    Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.1), any amounts received on account of the Obligations (including from the Escrow Account) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2) payable to the Administrative Agent in its capacity as such;
Second, pro rata to the payment of all other Obligations due and owing to the Secured Parties, ratably among the Secured Parties in proportion to the respective amounts described in this subclause (i) of this clause Second held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
SECTION 9
THE AGENTS

9.1.    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 and Section 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(e)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any lien purported to be created by the Escrow Account, (v) the value or the sufficiency of the Escrow Account, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders

(or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.

9.7.    Indemnification. The Lenders agree to indemnify the Administrative Agent, in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.    Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Affiliates as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9.    Successor Administrative Agent. So long as no Event of Default has occurred and is continuing, the Administrative Agent, the Borrower and a successor agent who is a “Revolving Lender” under the CCO Credit Agreement may, in their sole discretion at any time, agree that such successor agent shall replace the outgoing administrative Agent as Administrative Agent hereunder and under the other Loan Documents. In addition, the Administrative Agent may in its sole discretion resign as Administrative Agent at any time upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(g) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). Any successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.    Escrow Agent. The Escrow Agent shall be entitled to all rights, privileges and immunities provided to it in the Escrow Agreement.

SECTION 10
MISCELLANEOUS

10.1.    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower (and, in the case of the Escrow Agreement, the Escrow Agent) may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower (and, in the case of the Escrow Agreement, the Escrow Agent) may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other

Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of or reduce the amount of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s commitment hereunder, in each case without the consent of each Lender directly affected thereby; (ii) eliminate or reduce any voting rights under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release funds from the Escrow Account other than in accordance with the terms thereof, in each case without the written consent of all Lenders or (iii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
10.2.    Notices.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices and other communications shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders Borrower Materials by posting the Borrower Materials on the Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5.    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, or waiver or forbearance of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and filing and recording fees and expenses, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights, privileges, powers or remedies under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel selected by the Administrative Agent, together with any special or local counsel, to the Administrative Agent and, following the occurrence and during the continuance of an Event of Default, not more than one other firm of counsel to the Lenders (it being understood that the Borrower shall not be obligated to reimburse any Lender (other than the Administrative Agent as provided above) for its expenses pursuant to this clause (b) except to the extent that an Event of Default has occurred and is continuing at the time of any proposed amendment or waiver), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) if any Event of Default shall have occurred, to pay or reimburse all reasonable fees and expenses of a financial advisor engaged on behalf of, or for the benefit of, the Administrative Agent and the Lenders accruing from and after the occurrence of such Event of Default, (e) to pay, indemnify, and hold each Lender, the Administrative Agent, their advisors and affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document, and (f) to pay, indemnify, and hold each Indemnitee harmless from and against any actual or prospective claim, litiga-

tion, investigation or proceeding relating to any of the matters described in clauses (a) through (d) above, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding, and regardless of whether such claim, investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnitee, whether or not any Indemnitee is a party thereto) and the reasonable fees and expenses of legal counsel in connection with any such claim, litigation, investigation or proceeding (all the foregoing in clauses (e) and (f), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 15 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.
10.6.    Successors and Assigns; Participations and Assignments.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except in connection with an Escrow Assumption, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent of:

(A)the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to (I) a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or (II) if an Event of Default under Section 8.1(a) or (g) has occurred and is continuing, any other Person; and

(B)the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date such Assignment and Assumption is delivered to the Administrative Agent) shall not be less than $1,000,000 ($250,000 if the Assign-

ee is a Lender, an affiliate of a Lender or an Approved Fund) provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise agreed by the Administrative Agent in its sole discretion);

(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(D)Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph

(b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d).

(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)The Borrower, at the Borrower’s sole expense, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)Notwithstanding anything to the contrary herein, any Loans that are assigned to Holdings (as defined in the CCO Credit Agreement) or any of its subsidiaries shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings (as defined in the CCO Credit Agreement) or any of its subsidiaries.

10.7.    Adjustments; Setoff.

(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the amounts owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the amounts owing to such other Lender hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the amounts owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.    Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other

Loan Documents. CCO and the CCO Administrative Agent shall be express third party beneficiaries of the first sentence of Section 2.1.
10.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12.    Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13.    Acknowledgments. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among the Borrower and the Administrative Agent and the Lenders.

10.14.    No Recourse to Affiliates of the Borrower. The Administrative Agent and the Lenders agree that, except as specifically set forth in a written agreement with any such Person, the Loans and the other Obligations under the Loan Documents are not recourse to any Person other than the Borrower (including, without limitation, CCO and its other subsidiaries and holding companies).

10.15.    Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to any Agent, any Lender or any affiliate of any Lender or any Approved Fund, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have a need to know, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any creditor or direct or indirect contractual counterparty in swap agreements or such creditor or contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15), (k) to a Person that is an investor or prospective investor in a securitization that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such securitization (so long as such Person agrees to be bound by the provisions of this Section 10.15), or (l) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization (so long as such Person agrees to be bound by the provisions of this Section 10.15).

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
10.16.    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17.    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
CCO SAFARI, LLC
By: /s/ Charles Fisher
Name: Charles Fisher
Title: Senior Vice President - Corporate Finance

[Signature Page to Escrow Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Don B. Pinzon
Name: Don B. Pinzon
Title: Vice President

[Signature Page to Escrow Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

[Signature Page to Escrow Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Prayes Majmudar
Name: Prayes Majmudar
Title: Director

[Signature Page to Escrow Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH,
as a Lender

By: /s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By: /s/ Stanley Tran
Name: Stanley Tran
Title: Authorized Signatory

[Signature Page to Escrow Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By: /s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

By: /s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

[Signature Page to Escrow Credit Agreement]

Solely for purposes of the first sentence of Section 2.1 of this Agreement:

BANK OF AMERICA,
as CCO Administrative Agent

By: /s/ Don B. Pinzon
Name: Don B. Pinzon
Title: Vice President

[Signature Page to Escrow Credit Agreement]

CHARTER COMMUNICATIONS OPERATING, LLC
By: /s/ Charles Fisher
Name: Charles Fisher
Title: Senior Vice President - Corporate Finance

[Signature Page to Escrow Credit Agreement]